ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 3RD QUARTER 2004 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 12, 2004 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 2004.

EST reported sales for the third quarter of 2004 of $429,008 compared to $645,752 for the same quarter in 2003. Net loss for the third quarter was $3,536, or $ 0.00 per share, compared with net income of $77,934, or $0.01 per share, for the third quarter of 2003. For the nine-month period, EST recorded net income of $144,151 or $0.03 per share on sales of $1,711,303 for the nine month period ended September 30, 2004, compared with a net income of $88,293 or $0.02 per share on sales of $1,556,664 for the same period in 2003.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30 2004	September 30 2003	September 30 2004	September 30 2003
Sales	$429,008	$645,752	$ 1,711,303	$ 1,556,664
Net income (loss) before tax	(5,358)	118,081	218,401	133,777
Net Income (loss)	(3,536)	77,934	144,151	88,293
Weighted average common Shares outstanding	5,653,667	5,625,064	5,653,667	5,625,064
Basic Earnings (Loss) per Share	$ (0.00)	$ 0.01	$ 0.03	$ 0.02
Diluted Earnings (Loss) per Share	$ (0.00)	$ 0.01	$ 0.03	$ 0.02

Selected Balance Sheet Information
(Unaudited)
	Sept 30, 2004	December 31, 2003
Cash and cash equivalents	$ 424,467	$ 378,103
Total current assets	2,632,958	2,557,929
Property & equipment (net)	217,657	222,674
Total assets	2,870,903	2,822,689
Total current liabilities	159,981	202,511
Long-term debt	-0-	-0-
Long-term debt	-0-	-0-
Stockholders' equity	2,651,522	2,560,778

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM